Exhibit 99.1

Nara Bancorp Reports Fourth Quarter Financial Results

  Capital Ratios Strengthened by $67 Million Investment From U.S. Treasury
  Allowance for Loan Losses Increased to 2.07% of Total Loans
  Core Deposits Improved to 67.7% of Total Deposits

LOS ANGELES--(BUSINESS WIRE)--January 30, 2009--Nara Bancorp, Inc. (the “Company”) (NASDAQ: NARA), the holding company of Nara Bank (the “Bank”) reported a net loss of $9.9 million, or ($0.39) per diluted share, for fourth quarter 2008, compared to net income of $8.3 million, or $0.32 per diluted share, for fourth quarter 2007, and $5.0 million, or $0.19 per diluted share, for third quarter 2008. For the full year 2008, net income was $2.8 million, or $0.09 per diluted share.

Min Kim, President and Chief Executive Officer, said, “As economic conditions weakened in the fourth quarter, we took aggressive actions to maintain the strength of our balance sheet. These actions included raising $67 million in capital through the TARP program, aggressively recognizing losses and recording immediate charge-offs where it was appropriate, and increasing our allowance for loan losses to 2.07% of total loans as of December 31, 2008. Our provision for loan losses of $28 million led to the net loss for the fourth quarter; however, we believe our balance sheet remains strong and we are well positioned to manage through a prolonged economic slowdown.”

Financial Highlights

	2008 Fourth Quarter	2007 Fourth Quarter	2008 Third Quarter
	(Dollars in thousands)
Net Income (Loss)	$(9,853)	$8,339	$4,982
Diluted (Loss) Earnings Per Share	$(0.39)	$0.32	$0.19
Net interest income	$22,702	$25,125	$24,753
Net interest margin	3.71%	4.43%	4.02%
Non-interest income	$2,058	$5,968	$4,011
Non-interest expense	$13,747	$13,856	$13,991
Net Loans receivable	$2,055,024	$1,988,694	$2,069,527
Deposits	$1,938,603	$1,833,346	$1,946,843
Non-performing loans	$37,580	$16,592	$30,501
ALLL to total loans	2.07%	1.00%	1.33%
ALLL to non-performing loans	116%	121%	91%
Provision for loan losses	$28,000	$3,650	$6,180
Efficiency ratio	55.52%	44.56%	48.64%

Operating Results for Fourth Quarter 2008

Net Interest Income and Net Interest Margin. Fourth quarter 2008 net interest income before provision for loan losses was $22.7 million, a decrease of 10% from fourth quarter 2007. Fourth quarter 2008 net interest margin (net interest income divided by average interest-earning assets) decreased 72 basis points to 3.71% from 4.43% in the fourth quarter of 2007. The decline in net interest margin was partially offset by average interest-earning asset growth of 7.9%.

The weighted average yield on the loan portfolio for fourth quarter 2008 decreased 180 basis points to 6.75% from 8.55% for the same period last year. The decrease was the result of the prime rate-based portion of the loan portfolio repricing downward as market interest rates continued to decline, due to further reductions in interest rates by the Federal Reserve throughout 2008. The prime rate decreased 400 basis points throughout 2008. This was partially mitigated by the 50% of fixed rate loans in the portfolio at December 31, 2008. At December 31, 2007, fixed rate loans were 52% of the loan portfolio. The weighted average yield on the variable rate and fixed rate portfolios (excluding loan discount accretion) at December 31, 2008 was 4.65% and 7.62%, respectively, compared to 8.34% and 7.71% at December 31, 2007.

The weighted average yield on securities available for sale for fourth quarter 2008 decreased 61 basis points to 4.65% from 5.26% for the same period last year. The decrease was primarily due to variable rate Agency CMO investment securities repricing downward as one month LIBOR rates declined. The variable rate agency CMO portfolio was $111 million at December 31, 2008, compared to $88 million at the prior year-end.

The weighted average cost of deposits for fourth quarter 2008 decreased 111 basis points to 2.74% from 3.85% for the same period last year. The cost of time deposits decreased 195 basis points to 3.16% from 5.11%, contributing to a substantial portion of the decrease.

The weighted average cost of FHLB advances for fourth quarter 2008 decreased 67 basis points to 3.65% from 4.32% for fourth quarter 2007, reflecting the decline in market interest rates.

Following are the weighted average data at December 31, 2008 and 2007:

	December 31,
	2008	2007
Weighted average loan portfolio yield (excluding discounts)	6.14%	8.01%
Weighted average securities available-for-sale portfolio yield	4.08%	5.37%
Weighted average cost of deposits	2.59%	3.74%
Weighted average cost of total interest-bearing deposits	3.07%	4.68%
Weighted average cost of FHLB advances	3.70%	4.16%

Sequentially, fourth quarter 2008 net interest income before provision for loan losses decreased $2.1 million, or 8%, from third quarter 2008. The decrease was primarily attributable to a decline in net interest margin resulting from rate cuts of 175 basis points by the Federal Reserve during the quarter. The net interest margin decreased 31 basis points to 3.71% for fourth quarter 2008 from 4.02% for third quarter 2008. Average interest earning assets decreased by $11 million and average interest-bearing liabilities increased by $5 million during fourth quarter 2008.

Interest income reversed for non-accrual loans (net of income recognized) was $283 thousand, $182 thousand, and $273 thousand for fourth quarter 2008, fourth quarter 2007, and third quarter 2008, respectively. Excluding this effect, the net interest margin for fourth quarter 2008, fourth quarter 2007, and third quarter 2008 was 3.75%, 4.46% and 4.07%, respectively.

Prepayment penalty income for fourth quarter 2008, fourth quarter 2007 and third quarter 2008 was $433 thousand, $560 thousand and $434 thousand, respectively. Excluding the effects of both non-accrual loan interest income and prepayment penalty income, the net interest margin for fourth quarter 2008, fourth quarter 2007 and third quarter 2008 was 3.68%, 4.36% and 4.00%, respectively.

Non-interest Income. Fourth quarter 2008 non-interest income was $2.1 million, a decrease of $3.9 million, or 66% compared to fourth quarter 2007. The decrease is due to a decline in net gains on sales of SBA and other loans, loss recognition of $1.0 million on sales of other real estate owned (“OREO”) and a loss of $834 thousand due to a net mark to market valuation of interest rate swaps.

Net gains on sales of SBA and other loans were $87 thousand for fourth quarter 2008, a decrease of 95% from $1.7 million for fourth quarter 2007. There were no sales during fourth quarter 2008. The $87 thousand net gain recognized during fourth quarter 2008 was due to loan discounts recognized on loans that were paid off. During fourth quarter 2007, the Company had net gains of $588 thousand on the sales of SBA loans and $1.1 million on the sale of other loans.

Sequentially, non-interest income decreased 49% from third quarter 2008. The decrease is primarily due to the $1.0 million loss recognized from sales of OREO and the mark to market valuation adjustment of $834 thousand on interest rate swaps mentioned earlier.

Non-interest Expense. Fourth quarter 2008 non-interest expense was $13.7 million, a decrease of 1% from $13.9 million for the same period last year. Salaries and employee benefits expense decreased by 11% over the same quarter of the prior year, primarily due to a decrease in bonus expense. Occupancy expense increased by 14% due to higher depreciation and amortization costs for the new branches opened in 2008.

Other non-interest expense increased 34% to $2.2 million for fourth quarter 2008, compared to $1.6 million for the same period last year. The increase is primarily due to an increase in credit related expense, including expenses related to OREO.

Sequentially, non-interest expense for fourth quarter 2008 decreased by 2% from $14.0 million in third quarter 2008, primarily due to lower salaries and employee benefits expense, advertising and marketing, and professional fees.

Income Taxes. The effective income tax benefit was 42% for fourth quarter 2008 compared to the effective income tax rate of 39% for fourth quarter 2007 and 42% for third quarter 2008.

Balance Sheet Summary

At December 31, 2008, total assets were $2.67 billion, an increase of 11.0% (annualized) from $2.60 billion at September 30, 2008, and an increase of 10.1% from $2.42 billion at December 31, 2007.

Gross loans receivable were $2.10 billion at both December 31, 2008 and September 30, 2008. New loan production was $81.3 million during fourth quarter 2008, compared to $105.7 million during third quarter 2008 and $188.9 million during the fourth quarter 2007. Given the importance of liquidity management, the Company focused on loan growth supported by core deposit growth, in addition to stricter loan underwriting criteria. Loan pay-offs were $48.8 million during fourth quarter 2008, compared to $81.9 million during third quarter 2008 and $76.5 million during fourth quarter 2007.

SBA loan originations were $8.0 million during fourth quarter 2008 compared to $6.9 million during third quarter 2008 and $29.0 million during fourth quarter 2007. There were no sales of SBA loans during fourth quarter 2008, compared to $5.8 million of SBA loan sales during third quarter 2008 and $24.9 million during fourth quarter 2007.

Total deposits were $1.94 billion at December 31, 2008, a slight decrease from $1.95 billion at September 30, 2008 and a 6% increase from $1.83 billion at December 31, 2007. During fourth quarter 2008, core deposits increased $23 million and brokered deposits increased $68 million, but were offset by a $99 million decrease in retail jumbo CDs. The retail deposit marketplace continues to be very competitive and rate sensitive as some financial institutions are aggressively pricing CDs in an attempt to improve liquidity. Core deposit growth was adversely affected by net funds transferred to South Korea by deposit customers to take advantage of the weakening Korean Won and higher deposit rates paid by South Korean banks.

FHLB advances were $350.0 million at both December 31, 2008 and September 30, 2008 and $297.0 million at December 31, 2007. Advances are primarily long term advances with an expected average remaining term to maturity of 3.4 years. The average interest rate at December 31, 2008 was 3.70%

Provision and Allowance for Loan Losses

The Company recorded a provision for loan losses of $28.0 million in fourth quarter 2008, compared to $3.7 million in the same period of the prior year and $6.2 million in third quarter 2008. The provision responds to the fourth quarter deterioration in credit quality.

Total delinquencies, representing loans 30 days or more past due, increased to $51.2 million from $43.8 million at September 30, 2008 and $34.7 million at December 31, 2007.

Total watch list loans increased to $136.7 million at December 31, 2008 from $90.3 million at September 30, 2008, and $30.8 million at December 31, 2007. Special mention loans increased to $71.2 million at December 31, 2008, from $38.5 million at September 30, 2008, and $9.4 million at December 31, 2007. Substandard loans increased to $55.6 million at December 31, 2008, from $44.6 million at September 30, 2008 and $20.2 million at December 31, 2007.

Non-performing loans at December 31, 2008 were $37.6 million, or 1.79% of total loans, compared to $30.5 million, or 1.45% of total loans, at September 30, 2008, and $16.6 million, or 0.83% of total loans, at December 31, 2007.

Net loan charge-offs during fourth quarter 2008 were $12.4 million, or 2.37% of average loans on an annualized basis, compared to $3.0 million, or 0.61% of average loans on an annualized basis, during fourth quarter 2007, and $6.3 million, or 1.19% of average loans on an annualized basis, during third quarter 2008. Fourth quarter 2008 charge-offs included the following with respect to three large loan relationships:

  A partial charge-off of $3.9 million on a $7 million commercial line of credit relationship that is secured by land. The borrower filed chapter 11 bankruptcy during the fourth quarter of 2008.
  A partial charge-off of $1.7 million on a $3.0 million commercial line of credit. The loan was placed in non-accrual status earlier in 2008 and the Bank agreed to a workout plan. The amount charged-off was based on the forbearance and workout terms.
  The sale of a $2.6 million non-performing commercial real estate loan for $1 million and the charge-off of the remaining $1.6 million. The loan was in the process of non-judicial foreclosure.

Excluding these loans, fourth quarter charge-offs primarily consisted of $5.1 million of loans to retail businesses, averaging approximately $101 thousand per loan. Fourth quarter 2008 gross charge-offs were substantially provided for in the allowance for loan losses at September 30, 2008. On a full year basis, 2008 net charge-offs were $25.4 million, compared to $6.6 million in 2007.

The allowance for loan losses at December 31, 2008 was $43.4 million, or 2.07% of gross loans receivable, compared to $27.8 million, or 1.33% of gross loans receivable, at September 30, 2008, and $20.0 million, or 1.00% of gross loans receivable, at December 31, 2007. The allowance for loan losses to non-performing loans was 116%, 91% and 121% at December 31, 2008, September 30, 2008, and December 31, 2007, respectively. The allowance for loan losses reflects an increase in specific allowances for impaired loans, as well as general allowances, based on quantitative and qualitative factors.

The Company provided specific allowances for certain impaired loans during the fourth quarter of 2008. The most significant was a $1.9 million specific allowance for a lending relationship totaling $11.3 million that is partially secured by first and second trust deeds on two golf courses located in Northern California. This specific allowance was made due to information received from the borrower regarding his stressed financial condition. Excluding specific allowances for impaired loans, the allowance coverage on non-impaired loans was 1.41%, compared to 0.77% at September 30, 2008 and 0.91% at December 31, 2007.

Capital

During November 2008, the Company received an investment of $67 million as a result of its participation in the U.S. Department of Treasury’s TARP Capital Purchase Program (CPP). The Company issued 67,000 shares of cumulative perpetual preferred stock, with a dividend rate of 5% per share, to the U.S. Treasury, together with warrants to purchase 1.04 million shares of the Company’s common stock.

At December 31, 2008, the Company continued to exceed the regulatory capital requirements to be classified as a “well-capitalized institution.” With the additional $67 million of TARP CPP preferred stock proceeds, all ratios improved at year-end 2008. The Leverage Ratio was 12.72% at December 31, 2008, compared to 10.42% at September 30, 2008 and 10.77% at December 31, 2007. The Tier 1 Risk-based Ratio was 14.32% at December 31, 2008, compared to 11.84% at September 30, 2008 and December 31, 2007. The Total Risk-based Ratio was 15.58% at December 31, 2008, compared to 13.08% at September 30, 2008 and 12.78% at December 31, 2007. Tangible common equity per share was $8.33 at December 31, 2008.

Outlook

For the full year 2009, Nara Bancorp expects the following:

  Credit costs to remain elevated
  Net interest margin to remain compressed due to historically low interest rates affecting loan yields and intense competition for deposits
  Modest loan growth as management seeks to match loan production to core deposit gathering

Commenting on the outlook for 2009, Ms. Kim said, “We anticipate that the operating environment will continue to be very challenging in 2009, even with the additional economic stimulus being proposed. Our primary focus will be on growing core deposits and maintaining strong liquidity; taking an aggressive posture in resolving problem assets and providing for credit losses; and maintaining strong capital levels. We will also be redeploying resources into more profitable areas of the Company by closing all but two of our loan production offices while expanding our East Coast franchise with the opening of three new branches in 2009. We fully expect our emphasis on maintaining a strong balance sheet and investing in our branch network will position us to generate profitable growth when economic conditions become more favorable.”

Conference Call and Webcast

A conference call with simultaneous webcast to discuss the Company’s fourth quarter 2008 financial results will be held today, January 30, 2009 at 9:30 a.m. Pacific / 12:30 p.m. Eastern. Interested participants and investors may access the conference call by dialing 800-218-0713 (domestic) or 303-262-2130 (international). There will also be a live webcast of the call available at the Investor Relations section of Nara Bank’s web site at www.narabank.com.

After the live webcast, a replay will remain available in the Investor Relations section of Nara Bancorp’s web site. A replay of the call will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through February 6, 2009; the passcode is 11125463.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 21 branches and 6 loan production offices in the United States. Nara Bank operates full-service branches in California, New York and New Jersey, with loan production offices in California, Nevada, Texas, Georgia, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol "NARA."

Forward-Looking Statements

This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

Nara Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands)

Nara Bancorp, Inc.

Assets	12/31/2008	9/30/2008	% change	12/31/2007	% change

Cash and due from banks	$30,057	$41,281	-27%	$40,147	-25%
Federal funds sold	19,000	32,500	-42%	9,000	111%
Securities available for sale, at fair value	406,586	313,393	30%	258,773	57%
Federal Home Loan Bank and Federal Reserve Bank stock	22,255	21,836	2%	17,694	26%
Loans held for sale, at the lower of cost or market	9,821	4,705	109%	12,304	-20%
Loans receivable	2,098,443	2,097,333	0%	2,008,729	4%
Allowance for loan losses	(43,419)	(27,806)	56%	(20,035)	117%
Net loans receivable	2,055,024	2,069,527	-1%	1,988,694	3%
Accrued interest receivable	8,168	8,153	0%	9,348	-13%
Premises and equipment, net	11,987	11,836	1%	11,254	7%
Bank owned life insurance	23,349	23,291	0%	22,908	2%
Goodwill	2,509	2,509	0%	2,159	16%
Other intangible assets, net	1,627	1,795	-9%	2,242	-27%
Other assets	78,510	66,826	17%	48,887	61%
Total assets	$2,668,893	$2,597,652	3%	$2,423,410	10%

Liabilities

Deposits	$1,938,603	$1,946,843	0%	$1,833,346	6%
Borrowings from Federal Home Loan Bank	350,000	350,000	0%	297,000	18%
Subordinated debentures	39,268	39,268	0%	39,268	0%
Accrued interest payable	8,549	8,599	-1%	10,481	-18%
Other liabilities	42,520	22,429	90%	21,135	101%
Total liabilities	2,378,940	2,367,139	0%	2,201,230	8%

Stockholders' Equity

TARP preferred stock, $1,000 par value; authorized 10,000,000 shares; issued and outstanding 67,000, 0 and 0 shares at December 31,2008, September 30,2008 and December 31,2007, respectively	$67,000	$-	100%	$-	100%
Preferred stock discount	(4,664)	-	100%	-	100%
Common stock, $0.001 par value; authorized, 40,000,000 shares; issued and outstanding, 26,246,560, 26,201,672, and 26,193,672 shares at December 31, 2008, September 30, 2008 and December 31, 2007, respectively	26	26	0%	26	0%
Common stock warrant	4,766	$-	100%	$-	100%
Capital surplus	82,077	81,426	1%	79,974	3%
Retained earnings	141,890	152,939	-7%	142,491	0%
Accumulated other comprehensive loss, net	(1,142)	(3,878)	-71%	(311)	267%
Total stockholders' equity	289,953	230,513	26%	222,180	31%

Total liabilities and stockholders' equity	$2,668,893	$2,597,652	3%	$2,423,410	10%

Nara Bancorp, Inc.
Consolidated Statements of Income
Unaudited (Dollars in Thousands, Except for Per Share Data)

	Three Months Ended,					Twelve Months Ended December 31,
	12/31/2008	12/31/2007	% change	9/30/2008	% change	2008	2007	% change

Interest income:
Interest and fees on loans	$35,308	$42,878	-18%	$37,801	-7%	$151,172	$164,163	-8%
Interest on securities	3,819	3,096	23%	3,358	14%	14,416	9,867	46%
Interest on federal funds sold and other investments	(36)	365	-110%	531	-107%	1,340	1,743	-23%
Total interest income	39,091	46,339	-16%	41,690	-6%	166,928	175,773	-5%

Interest expense:
Interest on deposits	12,347	17,432	-29%	12,948	-5%	54,080	68,247	-21%
Interest on other borrowings	4,042	3,782	7%	3,989	1%	16,627	10,321	61%
Total interest expense	16,389	21,214	-23%	16,937	-3%	70,707	78,568	-10%

Net interest income before provision for loan losses	22,702	25,125	-10%	24,753	-8%	96,221	97,205	-1%
Provision for loan losses	28,000	3,650	667%	6,180	353%	48,825	7,530	548%
Net interest (expense) income after provision for loan losses	(5,298)	21,475	-125%	18,573	-129%	47,396	89,675	-47%

Non-interest income:
Service fees on deposit accounts	1,940	1,877	3%	1,895	2%	7,379	7,023	5%
Net gains on sales of SBA and other loans	87	1,688	-95%	268	-68%	1,781	7,576	-76%
Net gains on sales of securities available-for-sale	-	27	-100%	-	0%	860	27	3085%
Net losses on sales of OREO	(1,003)	-	100%	-	100%	(1,003)	-	100%
Other income and fees	1,034	2,376	-56%	1,848	-44%	4,976	7,947	-37%
Total non-interest income	2,058	5,968	-66%	4,011	-49%	13,993	22,573	-38%

Non-interest expense:
Salaries and employee benefits	6,840	7,694	-11%	6,955	-2%	28,887	28,429	2%
Occupancy	2,469	2,167	14%	2,353	5%	9,132	8,506	7%
Furniture and equipment	691	716	-3%	722	-4%	2,829	2,724	4%
Advertising and marketing	360	391	-8%	466	-23%	2,029	1,993	2%
Data processing and communications	794	860	-8%	754	5%	3,275	3,482	-6%
Professional fees	380	379	0%	448	-15%	1,961	2,815	-30%
Other	2,213	1,649	34%	2,293	-3%	8,896	8,501	5%
Total non-interest expense	13,747	13,856	-1%	13,991	-2%	57,009	56,450	1%
(Loss ) income before income taxes	(16,987)	13,587	-225%	8,593	-298%	4,380	55,798	-92%
Income taxes	(7,134)	5,248	-236%	3,611	-298%	1,625	22,599	-93%
Net (loss) income	(9,853)	8,339	-218%	4,982	-298%	2,755	33,199	-92%
Preferred stock dividends and accretion of preferred stock discount	(474)	-	100%	-	100%	(474)	-	100%
Net (loss) income available to common stockholders	$(10,327)	$8,339	-224%	$4,982	-307%	$2,281	$33,199	-93%

(Loss) Earnings Per Share:
Basic	$(0.39)	$0.32		$0.19		$0.09	$1.27
Diluted	$(0.39)	$0.32		$0.19		$0.09	$1.25

Average Shares Outstanding
Basic	26,213,085	26,193,672		26,199,455		26,200,344	26,168,176
Diluted	26,358,768	26,467,109		26,443,893		26,419,533	26,503,633

Nara Bancorp, Inc. Supplemental Data Unaudited (Dollars in Thousands, Except for Per Share Data)

	(Annualized) At or for the Three Months Ended,			(Annualized) At or for the Twelve Months Ended,
Profitability measures:	12/31/2008	12/31/2007	9/30/2008	12/31/2008	12/31/2007
ROA	-1.54%	1.40%	0.77%	0.11%	1.50%
ROE	-15.06%	15.24%	8.56%	1.15%	16.21%
Net interest margin	3.71%	4.43%	4.02%	3.96%	4.60%
Efficiency ratio	55.52%	44.56%	48.64%	51.73%	47.13%

	Three Months Ended			Three Months Ended			Three Months Ended
	12/31/2008			12/31/2007			9/30/2008

		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$2,092,641	$35,308	6.75%	$2,007,151	$42,878	8.55%	$2,113,925	$37,801	7.15%
Securities available for sale	328,601	3,819	4.65%	235,654	3,096	5.26%	290,641	3,358	4.62%
FRB and FHLB stock and other investments	22,705	(46)	-0.81%	17,528	250	5.71%	23,052	369	6.40%
Federal funds sold	5,528	10	0.72%	10,436	115	4.41%	32,626	162	1.99%
Total interest earning assets	$2,449,475	$39,091	6.38%	$2,270,769	$46,339	8.16%	$2,460,244	$41,690	6.78%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$319,318	$2,413	3.02%	$264,916	$2,731	4.12%	$291,134	$2,121	2.91%
Savings	115,245	1,043	3.62%	143,720	1,406	3.91%	140,295	1,229	3.50%
Time deposits:
$100,000 or more	661,172	4,844	2.93%	766,725	9,790	5.11%	764,899	6,288	3.29%
Other	465,236	4,047	3.48%	274,955	3,505	5.10%	381,056	3,310	3.47%
Total time deposits	1,126,408	8,891	3.16%	1,041,680	13,295	5.11%	1,145,955	9,598	3.35%
Total interest bearing deposits	1,560,971	12,347	3.16%	1,450,316	17,432	4.81%	1,577,384	12,948	3.28%
FHLB advances	371,038	3,385	3.65%	272,923	2,947	4.32%	350,700	3,349	3.82%
Other borrowings	39,268	657	6.69%	37,584	835	8.89%	37,709	640	6.79%
Total interest bearing liabilities	1,971,277	$16,389	3.33%	1,760,823	$21,214	4.82%	1,965,793	$16,937	3.45%
Non-interest bearing demand deposits	240,142			362,976			342,200
Total funding liabilities / cost of funds	$2,211,419		2.96%	$2,123,799		4.00%	$2,307,993		2.94%
Net interest income / net interest spread		$22,702	3.05%		$25,125	3.34%		$24,753	3.33%
Net interest margin			3.71%			4.43%			4.02%
Net interest margin, excluding effect of non-accrual loan income(expense)			3.75%			4.46%			4.07%
Net interest margin, excluding effect of non-accrual loan income(expense) and prepayment fee income			3.68%			4.36%			4.00%

Non-accrual loan income (reversed) recognized		$(283)			$(182)			$(273)
Prepayment fee income received		433			560			434
Net		$150			$378			$161

Cost of deposits:
Non-interest bearing demand deposits	$240,142	$-		$362,976	$-		$342,200	$-
Interest bearing deposits	1,560,971	12,347	3.16%	1,450,316	17,432	4.81%	1,577,384	12,948	3.28%
Total deposits	$1,801,113	$12,347	2.74%	$1,813,292	$17,432	3.85%	$1,919,584	$12,948	2.70%

	Twelve Months Ended			Twelve Months Ended
	12/31/2008			12/31/2007

		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$2,089,803	$151,172	7.23%	$1,879,457	$164,163	8.73%
Securities available for sale	298,886	14,416	4.82%	199,293	9,867	4.95%
FRB and FHLB stock and other investments	23,498	1,010	4.30%	12,460	690	5.54%
Federal funds sold	16,816	330	1.96%	20,514	1,053	5.13%
Total interest earning assets	$2,429,003	$166,928	6.87%	$2,111,724	$175,773	8.32%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$280,055	$8,264	2.95%	$241,152	$9,895	4.10%
Savings	133,791	4,920	3.68%	143,762	5,373	3.74%
Time deposits:
$100,000 or more	742,767	27,033	3.64%	761,104	40,207	5.28%
Other	370,900	13,863	3.74%	254,613	12,772	5.02%
Total time deposits	1,113,667	40,896	3.67%	1,015,717	52,979	5.22%
Total interest bearing deposits	1,527,513	54,080	3.54%	1,400,631	68,247	4.87%
FHLB advances	372,142	13,932	3.74%	161,410	6,988	4.33%
Other borrowings	37,683	2,695	7.15%	37,564	3,333	8.87%
Total interest bearing liabilities	1,937,338	$70,707	3.65%	1,599,605	$78,568	4.91%
Non-interest bearing demand deposits	328,116			371,599
Total funding liabilities / cost of funds	$2,265,454		3.12%	$1,971,204		3.99%
Net interest income / net interest spread		$96,221	3.22%		$97,205	3.41%
Net interest margin			3.96%			4.60%
Net interest margin, excluding effect of non-accrual loan income(expense)			3.99%			4.64%
Net interest margin, excluding effect of non-accrual loan income(expense) and prepayment fee income			3.92%			4.55%

Non-accrual loan income (reversed) recognized		$(689)			$(697)
Prepayment fee income received		1,668			1,880
Net		$979			$1,183

Cost of deposits:
Non-interest bearing demand deposits	$328,116	$-		$371,599	$-
Interest bearing deposits	1,527,513	54,080	3.54%	1,400,631	68,247	4.87%
Total deposits	$1,855,629	$54,080	2.91%	$1,772,230	$68,247	3.85%

	For the Three Months Ended					For the Twelve Months Ended
	12/31/2008	12/31/2007	% change	9/30/2008	% change	12/31/2008	12/31/2007	% change
AVERAGE BALANCES
Gross loans, includes loans held for sale	2,092,641	$2,007,151	4%	$2,113,925	-1%	2,089,803	1,879,457	11%
Investments	356,834	263,618	35%	346,319	3%	339,200	232,267	46%
Interest-earning assets	2,449,475	2,270,769	8%	2,460,244	0%	2,429,003	2,111,724	15%
Total assets	2,559,289	2,380,680	8%	2,573,286	-1%	2,539,355	2,216,514	15%

Interest-bearing deposits	1,560,971	1,450,316	8%	1,577,384	-1%	1,527,513	1,400,631	9%
Interest-bearing liabilities	1,971,277	1,760,823	12%	1,965,793	0%	1,937,338	1,599,605	21%
Non-interest-bearing demand deposits	240,142	362,976	-34%	342,200	-30%	328,116	371,599	-12%
Stockholders' Equity	261,635	218,847	20%	232,918	12%	238,798	204,863	17%
Net interest earning assets	478,198	509,946	-6%	494,451	-3%	491,665	512,119	-4%

LOAN PORTFOLIO COMPOSITION:	12/31/2008	9/30/2008	% change	12/31/2007	% change

Commercial loans	$598,556	$600,933	0%	$605,553	-1%
Real estate loans	1,472,872	1,470,348	0%	1,369,826	8%
Consumer and other loans	28,520	27,574	3%	34,809	-18%
Loans outstanding	2,099,948	2,098,855	0%	2,010,188	4%
Unamortized deferred loan fees - net of costs	(1,505)	(1,522)	-1%	(1,459)	3%
Loans, net of deferred loan fees and costs	2,098,443	2,097,333	0%	2,008,729	4%
Allowance for loan losses	(43,419)	(27,806)	56%	(20,035)	117%
Loan receivable, net	$2,055,024	$2,069,527	-1%	$1,988,694	3%

DEPOSIT COMPOSITION	12/31/2008	9/30/2008	% Change	12/31/2007	% Change
Non-interest-bearing demand deposits	$303,656	$352,252	-14%	$364,518	-17%
Money market and other	306,478	318,701	-4%	260,224	18%
Saving deposits	113,186	128,490	-12%	143,020	-21%
Time deposits of $100,000 or more	626,850	737,273	-15%	778,199	-19%
Other time deposits	588,433	410,127	43%	287,385	105%
Total deposit balances	$1,938,603	$1,946,843	0%	$1,833,346	6%

DEPOSIT COMPOSITION (%)	12/31/2008	9/30/2008	12/31/2007
Non-interest-bearing demand deposits	15.7%	18.1%	19.9%
Money market and other	15.8%	16.3%	14.2%
Saving deposits	5.8%	6.6%	7.8%
Time deposits of $100,000 or more	32.3%	37.9%	42.4%
Other time deposits	30.4%	21.1%	15.7%
Total deposit balances	100.0%	100.0%	100.0%
CAPITAL RATIOS	12/31/2008	9/30/2008	12/31/2007
Total stockholders' equity	$289,953	$230,513	$222,180
Tier 1 risk-based capital ratio	14.32%	11.84%	11.84%
Total risk-based capital ratio	15.58%	13.08%	12.78%
Tier 1 leverage ratio	12.72%	10.42%	10.77%
Book value per share *	$8.49	$8.80	$8.48
Tangible common equity per share *	$8.33	$8.63	$8.31
Tangible equity to tangible assets *	8.21%	8.71%	9.00%

* excludes TARP preferred stock and stock warrants of $67.1 million

	For the Three Months Ended					For the Twelve Months Ended
ALLOWANCE FOR LOAN LOSSES:	12/31/2008	9/30/2008	% Change	12/31/2007	% Change	12/31/2008	12/31/2007	% Change
Balance at Beginning of Period	$27,806	$27,899	0%	$19,431	43%	$20,035	$19,112	5%
Provision for Loan Losses	28,000	6,180	353%	3,650	667%	48,825	7,530	548%
Recoveries	124	23	439%	168	-26%	252	841	-70%
Charge Offs	(12,511)	(6,296)	99%	(3,214)	289%	(25,693)	(7,448)	245%
Balance at End of Period	$43,419	$27,806	56%	$20,035	117%	$43,419	$20,035	117%
Net charge-off/Average gross loans (annualized)	2.37%	1.19%		0.61%		1.22%	0.35%

NON-PERFORMING ASSETS	12/31/2008	9/30/2008	12/31/2007
Delinquent Loans 90 days or more on Non-Accrual Status	$37,580	$30,501	$16,592
Delinquent Loans 90 days or more on Accrual Status	-	-	-
Total Non-Performing Loans	37,580	30,501	16,592
Other real estate owned	2,969	2,623	-
Restructured Loans	3,256	3,699	765
Total Non-Performing Assets	$43,805	$36,823	$17,357
Non-Performing Assets/ Total Assets	1.64%	1.42%	0.72%
Non-Performing Loans/Gross Loans	1.79%	1.45%	0.83%
Allowance for loan losses/ Gross Loans	2.07%	1.33%	1.00%
Allowance for loan losses/ Non-Performing Loans	116%	91%	121%

CONTACT:
Investors and Financial Media:
Financial Relations Board
Tony Rossi, 213-486-6545